UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

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On August 30, 2010, The Yucaipa Companies sent the following letter to the Stockholders of Barnes & Noble, Inc.:

DON’T BE MISLED BY BARNES & NOBLE

August 30, 2010

Dear Fellow Barnes & Noble Stockholder:

Barnes & Noble’s Board sent you a letter dated August 25, 2010 which was rife with misstatements and unfounded allegations. They want to distract you from the real issues: their record of poor performance and their history of approving special treatment and related party transactions that benefit the Riggio family.

Don’t be misled by their attempts to smear our reputation and mischaracterize our reasons for nominating three new, highly qualified independent director nominees for election at the 2010 Annual Meeting of Stockholders.

You are entitled as a stockholder to decide who will represent your interests, and you are entitled to accurate disclosure when voting your shares.

WHOSE INTERESTS IS THE RIGGIO-LED BOARD PROTECTING?

So whose interests is the Board trying to protect when they make these statements? We believe they are trying to protect the Riggios’ control of the Company by deflecting attention from the Company’s poor performance and the many related party transactions that have benefited the Riggio family.

•	This Board has approved years of related party transactions with the Riggio family, including:

•	almost $70 million in lease payments for office space, warehouses and bookstores owned by entities in which the Riggio family has majority or minority interests;

•	almost $100 million dollars of textbook purchases from an entity in which the Riggio family has a majority interest;

•	almost a quarter of a billion dollars in payments to a shipping company in which Leonard and Stephen Riggio’s brother has a 20% interest; and

•	over half a billion dollars paid to Leonard Riggio and his wife to buy Barnes & Noble College Booksellers!

•	Leonard Riggio and his conflicted Board obviously feel their longtime control over the Company is threatened.

•	It is clear to us they fear that the Company’s stockholders will no longer tolerate special treatment for the Riggios.

•	In fact, Barnes & Noble’s own lawyer admitted that the poison pill was intended to “freeze the situation so nobody outside of Len Riggio” can own more than 20% of the Company’s stock.

Our proposal requesting the board to amend the poison pill is simply designed to send a message that all stockholders should be treated the same. Why should Leonard Riggio be allowed to own 33% of the outstanding stock but no other stockholder can own more than 20%?

Why does this Board continue to bend over backward to defend a poison pill (including spending millions of dollars on litigation and a proxy contest) that gives Leonard Riggio a locked-in nearly 13% voting and stock ownership advantage over any other Company stockholder? How does that benefit you?

LEONARD RIGGIO SHOULD NOT GET SPECIAL TREATMENT

The Board claims it is concerned that Yucaipa is trying to get control of the Company without paying a control premium. We find it curious that the Board apparently didn’t have the same concerns while Leonard Riggio increased his ownership stake from approximately 20% to now approximately 33% of the outstanding stock without paying the stockholders any control premium along the way.

In fact, the Company facilitated Mr. Riggio’s ownership increase through approximately $800 million in stock buybacks over the past few years, increasing the percentage owned by stockholders like Mr. Riggio who did not sell shares during the buybacks. The poison pill this Board adopted also allows Mr. Riggio to acquire even more shares by exercising stock options, which Mr. Riggio recently did to purchase almost a million extra shares, representing approximately 1.7% of the outstanding stock.

Put simply, if Mr. Riggio is not considered a threat when he holds approximately 33% of the common stock, how can this Board reasonably consider any non-Riggio stockholder that acquires up to 30% of the outstanding stock as a threat? How does such a double standard benefit you?

YUCAIPA HAS NO PLAN TO ACQUIRE CONTROL OF YOUR COMPANY

Barnes & Noble claims that Yucaipa and one of the Company’s other major institutional investors, Aletheia Research & Management, are working together to “steal your company.” That is absolutely FALSE!

This issue was extensively examined in the Delaware poison pill case, and Barnes & Noble was not able to present any evidence, nor did the Vice Chancellor find, that Yucaipa and Aletheia have any agreement or understanding regarding their independent investments in the Company.

In fact, the Board’s own outside legal counsel advised the Board that they had NO evidence that Yucaipa and Aletheia were working together. That’s because we never have worked together in the past and we are not now.

The Board also said in its letter that Yucaipa is a “threat” to your Company. Again, this is not true. The truth is, Yucaipa is only exercising its rights as a stockholder in total compliance with the Company’s own bylaws to nominate three directors for election to a nine-person staggered Board. Ask yourself, why would this Board characterize our legitimate exercise of rights granted to every stockholder under the Company’s own bylaws as somehow a “threat” to the Company? In fact, in a March meeting with two of Barnes & Noble’s directors, Yucaipa offered to sign a standstill agreement if its request to equalize its share ownership with that of the Riggios was approved. Why would we make that offer if we were seeking to obtain control? The answer is, we aren’t.

THE BOARD MISCHARACTERIZES YUCAIPA’S INVESTMENT HISTORY

•	The Board falsely states that “Yucaipa and Aletheia gained control over A&P without paying other stockholders a premium.”

•

The Board implies that Aletheia and Yucaipa invested together in A&P, and say that we “control” A&P. The Board knows that is false. Yucaipa and A&P did not invest together, and neither Yucaipa nor Aletheia “control” A&P. A&P’s largest and controlling stockholder was and remains the Haub family and their affiliates.

•	The truth is, Yucaipa purchased A&P stock directly from A&P, with the approval of A&P’s Board and with the approval of A&P’s stockholders at two separate stockholder meetings.

•

In fact, Barnes & Noble’s own outside legal counsel represented the Haub family in negotiating a stockholders agreement with Yucaipa that confirms the continued control of A&P by the Haub family, not Yucaipa.

That is hardly a case of “stealing” control of a company without paying a premium.

To us, the Board’s misstatements and distortion of Yucaipa’s record illustrate just how desperate this Board is to try to protect the Riggios’ control of the Company and deflect attention from the Company’s poor performance and the related party transactions that have benefited the Riggio family for years.

WILL THE CURRENT BOARD’S STRATEGIC ALTERNATIVES REVIEW MAXIMIZE VALUE?

We believe a truly fair competitive bidding process to sell the Company is an appropriate way to maximize value for the stockholders. However, we believe the way the Company has handled the process so far is deeply flawed.

For example:

•

What message did the Company send when it allowed Leonard Riggio to compromise the Company’s own announcement of the strategic alternatives review to say that Mr. Riggio is personally considering making a bid?

•

What message does it send when Leonard Riggio sells the Company his college textbooks business for over half a billion dollars when the Company’s stock is trading in the $24 range, yet now that the Company’s stock is trading in the $14 range, Leonard Riggio suddenly wants to buy the Company?

Do you believe it is just a coincidence that this Board just now has decided it is a good time to put the Company up for sale, despite the fact that according to the Company the stock is “significantly undervalued”?

We also are concerned that potential bidders may be deterred from bidding at all by Leonard Riggio’s locked-in voting and stock ownership advantage under the poison pill, his influence over the Board, and the long history of Board-approved related party transactions with the Riggios.

That is why you should vote the GOLD proxy card “FOR” the election of our three experienced and highly qualified director nominees, each of whom is independent of the Riggios and the current Board, to best ensure that the strategic alternatives review process is promptly completed and maximizes value for all stockholders.

DON’T FALL FOR THE BOARD’S MISSTATEMENTS

The Board’s false statements are in our view nothing more than a desperate attempt to distract you from the real issues. They don’t want you to think about:

•	the Company’s poor performance;

•	the years of Board-approved related party transactions from which the Riggio family has reaped over a billion dollars; and

•	the fact that this Board is not willing to stand up to Leonard Riggio on your behalf and say “enough is enough”!

VOTE THE GOLD PROXY CARD FOR CHANGE TODAY! We think shareholders have had enough of the Leonard Riggio dominated Board. If you have had enough:

•	please help us change the status quo by voting the enclosed GOLD proxy card “FOR” our three experienced and highly qualified independent nominees; and

•	please send a message to end the special treatment of the Riggios by voting the enclosed GOLD proxy card “FOR” our non-binding poison pill amendment proposal, TODAY!

We can all win if you exercise your important right to vote. Don’t underestimate the importance of every share in this election. Remember while we own just over 18% of the outstanding shares—Leonard Riggio and other insiders already own over 33% of the outstanding stock—so every vote counts. Don’t let Leonard Riggio succeed just because the Board gave him a huge locked-in voting advantage under their poison pill.

If you have any questions or need assistance in voting your shares or if you want an additional copy of our proxy materials, please contact MacKenzie Partners, Inc. at (800) 322-2885 Toll Free or by email at bks@mackenziepartners.com.

Thank you for your consideration and support,

THE YUCAIPA COMPANIES

On Behalf of

Yucaipa American Alliance Fund II, L.P.

and

Yucaipa American Alliance (Parallel) Fund II, L.P.

Important Note: The Company has now announced the Annual Meeting will be held at 9:00 a.m., Eastern Time, on September 28, 2010, at the Asia Society and Museum, 725 Park Avenue, New York, New York 10021.

***

Please discard and do not sign or return any white proxy card sent to you by or on behalf of Barnes & Noble, even as a sign of protest. If you previously voted using a white proxy card sent to you by or on behalf of Barnes & Noble, you have every legal right to change your vote by signing, dating, and mailing the enclosed GOLD proxy card in the enclosed postage paid envelope, or by submitting your vote by telephone or over the internet using the telephone or internet voting instructions printed on the GOLD proxy card, or by voting in person at the Annual Meeting. Only your latest dated proxy card (or telephone or internet vote) will count.

Yucaipa has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with Yucaipa’s solicitation of proxies to elect its nominees to the Barnes & Noble Board of Directors and to approve its proposal to amend Barnes & Noble’s poison pill at the 2010 Annual Meeting of Stockholders. Barnes & Noble stockholders should read Yucaipa’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Yucaipa and each other participant in the solicitation of proxies by Yucaipa are included in Yucaipa’s proxy materials filed with the SEC. Yucaipa’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov.

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of our proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

bks@mackenziepartners.com

(212) 929-5500 (Call Collect) or TOLL-FREE (800) 322-2885